Exhibit 4.24

Exclusive Service Agreement

This Exclusive Service Agreement (this “Agreement”) is made and entered into by and between the following parties on January 15, 2021:

(1)	Guangzhou Shangying Internet Technology Co., Ltd. (“Party A”)

Registered address: 4/F, 5/F, 6/F, 13/F, 14/F, 15/F, 16/F, Jisheng Business Center, No. 278 Xingtai Road, Shiqiao Street, Panyu District, Guangzhou

Legal representative: Wenxian Zhong

(2)	Guangzhou Baiguoyuan Information Technology Co., Ltd. (“Party B”)

Registered address: 5/F to 13/F, West Tower, Building C, No. 274 Xingtai Road, Shiqiao Street, Panyu District, Guangzhou

Legal representative: Wenxian Zhong

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

PREAMBLE

1.

Party A is a limited liability company registered and validly existing in Guangzhou, China, which engages in corporate management consulting services; marketing planning services; corporate image planning services; business information consulting; intellectual property agency services; advertising industry; computer technology development and technical services; network technology research and development; computer technology transfer services; software development; information system integration services; information technology consulting services; digital animation production; game software design and production; collection, sorting, storage and release of talent and professional supply and demand information.

2.

Party B is a wholly-foreign-owned enterprise registered and validly existing in Guangzhou, China, which engages in information technology consulting services; information system integration services; software development; computer software and hardware and auxiliary equipment wholesale; computer software, hardware and auxiliary equipment retail; software sales; corporate management; corporate management consulting; goods import and export; various engineering construction activities; technology import and export.

3.	Party A needs Party B to provide services related to the Party A Business, and Party B agrees to provide such services to Party A.

NOW, THEREFORE, the Parties have reached the following agreements:

1.DEFINITIONS

1.1Unless otherwise provided, in this Agreement:

Party A’s Business means all business activities that Party A currently operates and operates at any time during the term of this Agreement.

Services means services exclusively provided by Party B to Party A with respect to the Party A’s Business, which may include but without limitation:

(a)	Approval of Party A to use the software related to the Party A’s Business that Party B has legal rights;
(b)	Providing economic information, computer technology, commercial and management consulting or advices for Party A;
(c)	Providing business planning, design, marketing plan;
(d)	Daily management, maintenance and update of hardware equipment and databases or software resources and customer resources;
(e)	Providing comprehensive operation and solution plan in information technology/operation management required by Party A’s business;
(f)	Software development, maintenance, and update which the Party A’s Business requires;
(g)	Providing business training, support and assistance of relevant personnel of Party A;
(h)	Other relevant services that are required to be provided by Party A from time to time.

Service Fee means all the fees Party A shall pay to Party B for the Services Party B provides subject to Section 3.

Annual Business Plan means according to this Agreement, the Party A’s Business development plan and budget report for the next calendar year prepared by Party A before November 30 of each year, with the assistance of Party B.

Business Related Intellectual Property Rights means any and all intellectual property rights related to the Party A’s business developed by Party A on the basis of the services provided by Party B under this agreement.

Confidential Information has the meaning assigned to it in Section 6.1.

Defaulting Party has the meaning assigned to it in Section 12.1.

Default has the meaning assigned to it in Section 12.1.

Such Party’s Right has the meaning assigned to it in Section 14.5.

1.2Any referring to any law or statutory provision under this Agreement shall be deemed to:

(a)	also include referring to any revision, extension, combination and replacement related to such law or provision; and
(b)	also include referring to orders, ordinances, instructions and other subordinate legislation promulgated in accordance with relevant law or provisions.

1.3All references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise

2.SERVICES

2.1During the term of this Agreement, Party A hereby exclusively engages Party B to provide the Services, and Party B shall provide the Services to Party A diligently pursuant to the requirement of Party A’s Business. Both Parties understand that, the actual Services provided by Party B shall be limited to the approved business scope of Party B; if the Services Party A requires exceed the approved business scope of Party B, Party B will apply for extension of its business scope under the maximum scope permitted by the laws, and will provide related Services after permission of such extension.

2.2For the purpose of providing Services in accordance with this Agreement, Party B shall communicate with Party A and exchange various information related to the Party A’s Business.

2.3Notwithstanding any other provisions of this Agreement, Party B is entitled to appoint any third party to provide any or all of the Services under this Agreement, or perform any obligations under this Agreement on behalf of Party B. Party A hereby agrees that Party B has the right to transfer or assign the rights and obligations of Party B under this Agreement to any third party.

3.SERVICE FEE

3.1	The Party A shall pay Party B the Service Fee for the Services contemplated in this Agreement as following:

3.1.1 After mutual consents between both Parties, for the Services provided by Party B to Party A in each calendar year within the term of this agreement, Party A shall pay Party B the relevant Service Fee on an annual basis; and

3.1.2 With respect to the Service Fee incurred by the specific Services Party B provided as required by Party A from time to time, after mutual consents between both Parties, Party A shall pay the Service Fee separately.

3.2

Party B shall issue a payment notice and value-added tax invoice to Party A in a timely manner, and calculate on an annual basis. Party A shall pay the Service Fee to Party B within one (1) month upon the receipt of Party B’s tax invoice.

3.3Both Parties agree, without violating any mandatory requirement of any laws and regulations, the amount of the Service Fee and service scope as set forth in Section 3.1 and 3.2, may be confirmed and adjusted by both Parties in accordance with advices made by Party B from time to time.

3.4The parties shall bear the taxes they shall pay and withhold the taxes (if any) in accordance with the applicable law.

4.PARTY A’S OBLIGATION

4.1The Services provided by Party B is exclusive. During the term of this Agreement, without prior written consent of Party B, the Party A shall not enter into any agreement with any third party and accept any services identical or similar to the Services hereunder from any third party.

4.2Party A shall provide the Annual Business Plan to Party B before November 30 of each year, to the extent that Party B could arrange Services plan and add necessary personnel and resources. If Party A requires personnel supplement temporarily, Party A shall negotiate with Party B with 15 days in advance to reach an agreement.

4.3For better Services provided by Party B, Party A shall timely provide related materials that Party B requires.

4.4Party A shall pay the Service Fee in a timely and sufficient manner in accordance with Section 3.

4.5Party A should maintain its own good reputation, actively expand its business, and strive to maximize revenue.

4.6During the term of this Agreement, Party A agrees to cooperate with Party B and Party B’s parent company (including direct or indirect) to conduct related-party transaction audits and other audits, and provide Party B, its parent company, or its authorized auditors with information on Party A’s operations, business, customers, finances, employees and other related information and materials, and agree that Party B’s parent company shall disclose such information and materials in order to meet the regulatory requirements of the place where its securities are listed.

5.INTELLECTUAL PROPERTY RIGHTS

5.1Party B shall have proprietary rights and interests in all rights, ownership, interests of the intellectual property rights it already has before entering into this Agreement, and created or arising out of providing of Services during the term of this Agreement.

5.2Since the operation of Party A’s Business depends on the Services provided by Party B under this Agreement, Party A agrees to the following arrangements regarding the Business Related Intellectual Property Rights developed by Party A on the basis of such Services:

(1)

If the Business Related Intellectual Property Rights are developed by Party A entrusted by Party B, or obtained through cooperation between Party A and Party B, the ownership and the right to apply for related intellectual property rights shall belong to Party B.

(2)

If the Business Related Intellectual Property Rights are independently developed and acquired by Party A, the ownership shall belong to Party A, provided that (A) Party A informs Party B of the details of the Business Related Intellectual Property Rights in a timely manner, and provides relevant information that Party B has reasonably requested; (B) If Party A wants to license or transfer such Business Related Intellectual Property Rights, Party A shall transfer to Party B or grant Party B an exclusive license prior to any third party, without violating the mandatory provisions of the laws of China, and Party B may use such Business Related Intellectual Property Rights within the scope of such transfer or license from Party A (but Party B has the right to decide whether to accept such transfer or license); Party A can only transfer or license the Business Related Intellectual Property Rights to a third party without offering more favorable conditions than which Party A offers to Party B (including but not limited to the transfer price or license fee) provided that Party B has waived the priority to purchase the ownership of the Business Related Intellectual Property Rights or the exclusive right to use the Business Related Intellectual Property Rights, and shall ensure that such third party fully complies with and performs the obligations of Party A under this Agreement; (C) Except for the circumstances mentioned in item (B) above, during the term of this Agreement, Party B has the right to purchase such Business Related Intellectual Property Rights; then Party A shall agree to Party B’s such purchase request provided that there would be no violation of the mandatory provisions of the laws of China, and the purchase price shall be the lowest price allowed by the laws of China at that time.

5.3If Party B is licensed to exclusively use the Business Related Intellectual Property Rights according to Section 5.2 (2) of this Agreement, such license shall be implemented in according with the following rules:

(1)	Licensing period shall not be less than five (5) years (calculated from the effective date of relevant licensing agreement);
(2)	The scope of license shall be the maximum scope as far as possible;
(3)	Within the licensing period and scope of license, any other parties (include Party A) except Party B shall not use or license others to use the Business Related Intellectual Property Rights;
(4)	Without prejudicing to Section 5.3 (3), Party A is entitled to, at its own discretion, license the Business Related Intellectual Property Rights to any other third parties;
(5)

After expiration of licensing period, Party B is entitled to request the renewal of the license agreement and Party A shall agree to it. The terms of the license agreement shall remain unchanged, except for changes approved by Party B.

5.4Notwithstanding Section 5.2 (2) above, if any Business Related Intellectual Property Rights described in such Section can be valid only after registration of ownership under applicable laws, then the application for registration of ownership shall be implemented in according with the following rules:

(1)	Party A shall obtain prior written consent from Party B if Party A would apply for registration of ownership with regard to any Business Related Intellectual Property Rights described in such Section;
(2)

Party A can only apply for registration of ownership on its own or transfer such right of applying for registration of ownership to a third party when Party B waives its right to purchase the right to apply for registration of ownership of the Business Related Intellectual Property Rights. In the case where Party A transfers the aforementioned right to apply for registration of ownership to a third party, Party A shall ensure that such third party will fully comply with and perform the obligations that Party A shall perform under this Agreement; meanwhile, the terms and conditions of the transfer (including but not limited to the transfer price) which Party A transfer the right to apply for registration of ownership to a third party shall not be more favorable than the terms and conditions proposed to Party B in accordance with Section 5.4 (3).

(3)

During the term of this Agreement, Party B may request Party A to file an application for the registration of ownership of such Business Related Intellectual Property Rights at any time, and decide on its own whether to purchase the right to apply for such registration of ownership. Upon request of Party B, Party A shall transfer the right to apply for registration of ownership to Party B at that time, without violating the mandatory provisions of the laws of China, at the lowest price allowed by the laws of China; after Party B has obtained the right to apply for registration of ownership of the Business Related Intellectual Property Rights, filed the registration of ownership and completed the registration, Party B shall be the legal owner of such registration of ownership.

5.5Both Parties respectively warrants to each other that they will compensate the other Party for any and all economic losses due to any infringement of the intellectual property rights of any third party.

6.CONFIDENTIALITY

6.1Regardless of whether this Agreement is terminated or not, both parties shall strictly keep confidential the trade secrets, proprietary information, customer information and other confidential information of the other Party obtained during the execution and performance of this Agreement. Without the prior written consent from the disclosing Party, or mandatorily required to be disclosed to third party by relevant laws and regulations or the requirements of the listing place of a Party's related company, the receiving Party should not disclose any confidential information to any third party; unless for the purpose of performance of this Agreement, the receiving Party should not use or indirectly use any confidential information.

6.2Confidential information shall not include information:

(a) is known to the Receiving Party prior to disclosure by the disclosing Party as demonstrated by documentary evidence;

(b) is or becomes available to the public other than as a result of the receiving Party’s fault; or

(c) information obtained legally by the receiving Party from other sources after receiving confidential information.

6.3The receiving Party may disclose confidential information to its relevant employees, agents or professionals engaged, provided the receiving Party shall ensure the abovementioned personnel be in compliance with the relevant terms and conditions of this Agreement and be liable for any responsibilities incurred by breach of the relevant terms and conditions of this Agreement by the abovementioned personnel.

6.4Notwithstanding any other terms of this Agreement, this section shall still be valid and binding upon the termination of this Agreement.

7.REPRESENTATIONS AND WARRANTIES OF PARTY A

Party A represents and warrants to Party B as follows:

7.1It is a limited liability company legally registered and validly existing in accordance with the PRC laws and has independent legal capacity; has complete and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a party to a litigation.

7.2It has the full internal power and authorization to sign and deliver this Agreement and all other documents that it will sign related to the transactions described in this Agreement, and it has the full power and authorization to complete the transactions described in this Agreement. This Agreement is legally and appropriately signed and delivered by it. This Agreement constitutes the Party A’s legal, valid and binding obligations, and shall be enforceable against it.

7.3It shall promptly inform Party B of circumstances that have caused or may cause a material adverse effect on the Party A’s Business and its operations, and shall use its best effort to prevent the occurrence of such circumstances and/or the expansion of losses.

7.4Without the written consent of Party B, Party A will not, in any form, dispose of Party A’s material assets, nor will it change Party A’s existing equity structure.

7.5Upon being effective of this Agreement, Party A has obtained all necessary business license, competent rights and qualification to conduct Party A’s Business now engaged in the territory of China;

7.6Once Party B submits a written request, Party A will use all accounts receivables and/or all other assets that are legally owned and can be disposed of at that time, in a manner permitted by law, as guarantee of payment obligation of the Service Fee set forth in Section 3 of this Agreement.

7.7Without the written consent of Party B, Party A shall not enter into any other agreement or arrangement that conflicts with this Agreement or may damage Party B's rights and interests under this Agreement.

8.REPRESENTATIONS AND WARRANTIES OF PARTY B

Party B represents and warrants to Party A as follows:

8.1It is a limited liability company legally registered and validly existing in accordance with the PRC laws and has independent legal capacity; has complete and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a party to a litigation.

8.2It has the full internal power and authorization to sign and deliver this Agreement and all other documents that it will sign related to the transactions described in this Agreement, and it has the full power and authorization to complete the transactions described in this Agreement. This Agreement is legally and appropriately signed and delivered by it. This Agreement constitutes the Party B’s legal, valid and binding obligations, and shall be enforceable against it.

9.TERM

9.1This Agreement takes effect as of the date of execution. Unless otherwise provided in this Agreement, or this Agreement terminated by Party B in writing, the term of this Agreement shall be twenty (20) years. After the expiration of this Agreement, unless Party B informs Party A 30 days in advance that this Agreement will not be renewed, this Agreement will be automatically renewed for one year after the expiration of the term, and so on.

9.2If Party A or Party B fails to complete the approval and registration procedures for extending the business term at the expiration of the business term, this Agreement shall be terminated on the date when the business term of Party A or B expires. Both Parties shall complete the approval and registration procedures for extending the business term within three months before the expiration of their respective business term, to the extent that the term of this Agreement could be extended.

9.3After the termination of this Agreement, both Parties shall still abide by their obligations under Section 6 of this Agreement.

10.INDEMNIFICATION

The Party A shall indemnify and hold harmless Party B from all the losses including but not limited to any losses caused by any lawsuit, claims, arbitration, damages by any third party or governmental investigation and penalties against Party B arising from providing the Services. However, if the losses are caused by Party B's willful conduct or gross negligence, such losses shall not be included in the indemnification.

11.NOTICE

11.1All the notices, request, requirement and other communications pursuant to this Agreement shall be delivered to the relevant Party in written form.

11.2Abovesaid notices or other notices if given by facsimile transmission or e-mail, shall be deemed effectively given upon successful transmission; if given by person, shall be deemed effectively given upon delivery by person; if given by post, shall be deemed effectively given on the date after two (2) days from posting.

12.DEFAULT

12.1Both Parties agree and confirm that, if any Party (“Defaulting Party”) materially violates any of the terms under this Agreement, or fails to perform, incompletely perform or delays the performance of any of the obligations under this Agreement, it shall constitute a breach of this Agreement (“Default”). The other Party has the right to request Defaulting Party to make amendments or remedies within reasonable period. If the Defaulting Party fails to make amendments or remedies within reasonable period or ten (10) days after the other Party sends a written notice to Party B and requests for amendments, and if Party A is the Defaulting Party, then Party B is entitled to decide at its own discretion: (1) to terminate this Agreement, and requires Defaulting Party to compensate all the losses; or (2) requires the mandatory performance of Defaulting Party 's obligations under this Agreement, and requires the Defaulting Party to compensate all the losses; if Party B is the Defaulting Party, then Party A is entitled to require the performance of the Defaulting Party 's obligations under this Agreement, and require the Defaulting Party to compensate all the losses.

12.2Notwithstanding the foregoing Section 12.1, both Parties agree and confirm that, except as otherwise provided by law, Party A shall not unilaterally terminate this Agreement in any circumstances.

12.3Notwithstanding any other terms of this Agreement, the validity of this Section 12 shall not be affected by the termination of this Agreement.

13.	FORCE MAJEURE

If the performance of this Agreement by any Party is affected or any Party delays or fails to perform its obligation hereunder due to earthquake, typhoon, flood, fire, war, computer virus, design vulnerabilities of instrumental software, hacker attack on internet, modification of governmental policy or laws, and other exceptional situation that cannot be overcome or avoided by the Parties and cannot be foreseen by the Party alleged to be affected by such force majeure, the Party being affected shall immediately notify the other Party by facsimile and provide proof of the details of the force majeure and the reasons why this Agreement cannot be implemented or the performance needs to be delayed. Such proof documents must be issued by a notary institution in the jurisdiction where the force majeure occurred. Based on the extent of the force majeure event’s impact on the performance of this Agreement, the two Parties shall negotiate whether the performance of this Agreement should be partially waived or postponed. Neither Party shall be liable for compensation for the economic losses caused to both Parties by the force majeure event.

14.MISCELLANEOUS PROVISIONS

14.1This Agreement is executed in the Chinese language. This Agreement may be executed in five (5) counterparts, which Party A keeps one (1) counterpart, one (1) counterpart for governmental approval or registration, and Party B keeps other three (3) counterparts.

14.2This Agreement, including the execution, validity, performance, interpretation and dispute resolution of this Agreement, shall be governed by and construed in accordance with the laws of China

14.3Dispute Resolution

14.3.1The Parties shall firstly attempt to resolve any and all disputes arising out of or relating to this Agreement through friendly consultations. If a dispute is not resolved through friendly consultations, then each Party may submit the dispute to Guangzhou Arbitration Commission for arbitration in accordance with then effective arbitration rules of such commission. The arbitration shall be conducted in Guangzhou. The award of the arbitration tribunal shall be final and binding upon the Parties. The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

14.3.2When any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations under this Agreement.

14.4Any rights, powers and remedies granted to both Parties by any terms of this Agreement shall not exclude any other rights, powers or remedies that the Party is entitled to in accordance with the laws and other terms under this Agreement, and one Party's exercise of its rights, powers and remedies does not preclude such Party from exercising other rights, powers and remedies.

14.5A Party’s failure to exercise or delay in exercising any of its rights, powers and remedies (“Such Party’s Rights”) under this Agreement or the laws will not result in the waiver of such rights, and any single or partial waiver of Such Party’s Rights will not exclude such Party's exercise of such rights in other manner and the exercise of other Such Party’s Rights.

14.6The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

14.7Each provision of this Agreement shall be severable and independent. If any single or multiple provisions hereof become invalid, illegal or unenforceable in any aspect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected in any aspect.

14.8This Agreement once executed shall supersede all prior agreements both Parties executed before, with respect to the subject matter hereof and thereof. Any amendment and supplements to this Agreement shall be made in writing, and only takes effect after the execution by all Parties hereunder, except for Party B’s transfer of its rights under Section 14.9 of this Agreement.

14.9Without the prior written consent of Party B, Party A has no right to transfer or assign any of its rights and obligations hereunder to any third party. Party A hereby agrees that Party B may transfer its rights and obligations under this Agreement to a third party, and that Party B only needs to send a written notice to the Party A of such transfer, and there is no need to obtain consent from the Party A for such transfer.

14.10This Agreement shall be binding upon the respective successors, assigns, creditors and other person who may acquire the equity or relevant rights of the Parties.

14.11The taxes applicable to the execution and performance of this Agreement shall be borne by the respective Party.

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This page is the signature page of the Exclusive Service Agreement of Guangzhou Shangying Internet Technology Co., Ltd.

Party A:

Guangzhou Shangying Internet Technology Co., Ltd. (seal)
/seal/ Guangzhou Shangying Internet Technology Co., Ltd.
/s/ Wenxian Zhong
Name: Wenxian Zhong
Title: Legal Representative

This page is the signature page of the Exclusive Service Agreement of Guangzhou Shangying Internet Technology Co., Ltd.

Party B:

Guangzhou Baiguoyuan Information Technology Co., Ltd. (seal)
/seal/ Guangzhou Baiguoyuan Information Technology Co., Ltd.
/s/ Wenxian Zhong
Name: Wenxian Zhong
Title: Legal Representative